EXHIBIT 99.1

POOL CORPORATION ANNOUNCES ACQUISITION,
INCREASE IN SHARE REPURCHASE AUTHORIZATION, DECLARATION
OF A CASH DIVIDEND, AND RESULTS OF STOCK OPTION GRANT REVIEW

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COVINGTON, La. (August 9, 2006) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM:POOL) announced today that it has acquired Wickham Supply, Inc. and Water Zone, LP (collectively “Wickham”), a leading regional irrigation products distributor in Texas. Wickham operates 14 distribution sales centers with 13 locations throughout Texas and one location in Georgia. Wickham’s net sales are expected to approximate $50.0 million for fiscal 2006. POOL funded this transaction through utilization of its existing bank facilities.

Manuel Perez de la Mesa, POOL President and CEO, commented, “This transaction, which is expected to be accretive in 2007 and beyond, expands POOL’s footprint in the $3 plus billion irrigation and landscape distribution marketplace by providing a significant presence in the strategically important Texas market.”

Added Jim Ross, President of Horizon, “Wickham has a reputation for superior customer service and they offer a comprehensive range of irrigation, drainage and landscape lighting products. As part of Horizon’s distribution network, Wickham will expand its presence over time to include the full breadth of irrigation and landscape products.”

POOL also announced today that its Board of Directors has approved a new $50.0 million authorization for the open market repurchase of shares by the Company. POOL had repurchased $50.0 million of its common stock in the second and third quarters of 2006 under the previous authorization. Additionally, the Board has declared the Company’s regular quarterly dividend of $0.105 per share. The dividend will be payable on September 5, 2006 to holders of record on August 21, 2006.

The Company also announced today that with the recent focus on public company stock option practices, POOL elected to conduct an internal review of its annual stock option grants since the Company’s initial public offering in 1995. During this review, the Company identified certain issues with its historical option granting process, including instances in which the grant dates and exercise prices approved by the Compensation Committee for certain annual option grants differed from the grant dates and option exercise prices set forth in the respective stock option agreements for such grants. As a result, the Company will modify these stock option agreements to reflect the proper grant dates and exercise prices.

Based on its review, the Company has concluded that there is no material impact to its prior period financial statements. As such, the Company is not required to restate its previously filed financial statements.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 272 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to over 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Mark W. Joslin
Vice President and Chief Financial Officer
985.801.5151
investor.relations@poolcorp.com